Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated July 26, 2024

Relating to Prospectus dated October 30, 2023

Registration Statement No. 333-275112

PRESTO AUTOMATION INC.

This free writing prospectus relates to the Registration Statement on Form S-3 (File No. 333-275112), including the prospectus therein (the “Registration Statement”), that Presto Automation Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

The article attached to this free writing prospectus as Annex A (the “Article”) was first published by the Restaurant Business Online (the “Publisher”) on July 26, 2024. The Article is being filed because of the timing of its appearance and because it contains statements regarding the Company that were made in an interview between the Publisher and Gee Lefevre, the Interim Chief Executive Officer of the Company, immediately subsequent to the filing of a prospectus supplement to the Registration Statement regarding an offering of the Company’s securities (the “Offering”).

The Article was prepared by the Publisher, which is not affiliated with the Company. The Company made no payment and gave no consideration to the Publisher in connection with the publication of the Article. With the exception of statements and quotations attributed directly to Mr. Lefevre or derived from the Company’s public filings, the Company does not affirm or assume responsibility for anything contained in the Article. The Article represented the authors’ opinions and the opinions of others, neither of which are endorsed or adopted by the Company or any other participant of the Offering. The statements by Mr. Lefevre were not intended to qualify any of the information, including the risk factors, included or incorporated by reference in the Registration Statement, and were not intended as offering material with respect to the Offering or otherwise.

You should consider the statements contained in this free writing prospectus, including those contained in the Article, only after carefully evaluating all of the information included or incorporated by reference in the Registration Statement and any prospectus relating to the Offering, including the risk factors appearing in the “Risk Factors” section in the Registration Statement and the documents incorporated by reference therein, including the Company’s Annual Report on Form 10-K filed with the SEC on October 10, 2023 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2023, December 31, 2023 and March 31, 2024 filed with the SEC on November 20, 2023, February 21, 2024 and May 21, 2024 respectively (collectively, the “Risk Factors”).

Forward-Looking Statements

Except for historical information, certain statements in this free writing prospectus and the Article contain forward-looking statements. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies or expectations for our business. These statements are based on the beliefs and assumptions of the management of the Company. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, it cannot assure you that it will achieve or realize these plans, intentions or expectations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus and/or the documents incorporated herein by reference, words such as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “strive”, “target”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

You should not place undue reliance on these forward-looking statements. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to, those described in our filings made with the SEC from time to time incorporated herein by reference.

These forward-looking statements speak only as of the date of such statements. Forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates, and such registration statement has become effective. Before you invest, you should read the prospectus in the registration statement and the documents incorporated by reference therein for more complete information about the Company and the offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Annex A

TECHNOLOGY

AI supplier Presto could be headed for a lender takeover

The restaurant tech company has been unable to find a buyer for its debt, which could clear the way for lender Metropolitan Partners to seek strategic alternatives for Presto including a sale.

By Joe Guszkowski on Jul. 26, 2024

Presto, a supplier of AI voice software for chains such as Carl’s Jr. and Taco John’s, appears to be headed for a takeover by its lender and a delisting from the Nasdaq stock exchange as it works to manage its debt and continue operating.

Lender Metropolitan Partners, which has given Presto multiple extensions on its repayment obligations, in May gave Presto the option to either refinance its loan or allow Metropolitan to take control of the situation.

The lender’s refinancing offer entails selling $40 million worth of debt for $20 million and converting the balance to equity in Presto. But it has charged Presto with finding a buyer for the debt.

So far, Presto and its equity partners have received no interest in the debt from investors, and in an SEC filing Thursday said that it is “extremely unlikely” that a buyer will come forward before the Sept. 15 deadline.

That would clear the way for Metropolitan to seek strategic alternatives for the company, including a sale or new investors.

“We thought that was a good deal from a company perspective,” said Presto interim CEO Gee Lefevre in an interview. “You’ve got both options to ensure the company is still here, funded, and moves forward.” He added that a bankruptcy filing is not on the table.

However, the filing warned that under the takeover scenario, holders of common stock in the company are likely to see their shares become worthless.

Lefevre said that all parties would prefer to refinance and that the filing reflects the progress of that effort to date. “It is my obligation to warn investors of that,” he said.

To keep itself funded in the meantime, the publicly traded Presto struck a deal to sell up to $25 million in stock to investment firm Triton Capital Partners between now and Dec. 31.

That type of transaction from a company in Presto’s position will “almost certainly” violate Nasdaq regulations, according to the SEC filing, and Presto expects its stock to be delisted from the exchange around Aug. 8.

This would not be an undesirable outcome for Presto, which is already out of compliance with Nasdaq regulations due to its stock trading below $1 for much of the past year. Last month, Presto shareholders approved a reverse stock split designed to help boost its share price, but Lefevre has not yet pulled the trigger on it.

“On reflection, I don’t think this company is best served on the Nasdaq currently,” he said. “For a company of our size and where we’re at in our cycle, there are a lot of fair requirements of a very professional exchange which actually weighed quite heavily on the business.”

Presto is scheduled to meet with Nasdaq early next month to discuss its status.

The San Carlos, California-based company has been in financial limbo for months amid a major shift in its business model from tabletop ordering tablets to voice AI for drive-thrus. The change amounts to a big bet on the future of AI, but has cost the company its main revenue stream in the near term.

In the current quarter, Presto expects to generate revenue of between $1.6 million and $1.9 million, down from $4.8 million a year ago. As of March 31, it had more than $50 million of debt.

That said, Presto has made some commercial progress under Lefevre, who took the reins in February. In May, it launched an improved version of its AI and last month announced a deal with 400-unit Taco John’s.

But the company still faces a lot of uncertainty. The Thursday filing, for instance, noted that a pair of Carl’s Jr. franchisees in California have paused further installations of Presto’s technology due to a lawsuit alleging that it violates the state’s wiretapping laws. The lawsuit was withdrawn but could be filed again, the filing said.

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